Filed Pursuant to Rule 424(b)(3)

Registration No. 333-160571

PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 23, 2009)

Series B Warrants to Purchase 6,136,363 Shares of Common Stock, par value $0.0001 per share

We are reducing the exercise price and extending the expiration date of our Series B Warrants to purchase up to an aggregate of 6,136,363 shares of our common stock.  We are amending the Series B Warrants to reduce the exercise price to $0.20 per share and are extending the expiration date to the close of business on the earlier of (i) April 9, 2012 or (ii) an alternate expiration date selected by us in our sole discretion.  If we select an alternate expiration date, we will provide written notice of such alternate expiration date to the registered holders of the Series B Warrants not less than 10 business days prior to such date, in accordance with the terms of the Series B Warrants.

This prospectus supplement should be read in conjunction with our prospectus dated July 23, 2009 and our prospectus supplement dated June 25, 2010.

Investing in our securities involves a high degree of risk and the purchasers of the securities may lose their entire investment.  See “Risk Factors” included and referenced in our prospectus supplement dated June 25, 2010 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 9, 2012.